EXHIBIT 21.1
SUBSIDIARIES OF DELTA AIR LINES, INC.
as of December 31, 2013

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION OR ORGANIZATION
Aero Assurance Ltd.	Vermont
DAL Global Services, LLC	Delaware
Delta Private Jets, Inc.	Kentucky
Delta Sky Club, Inc.	Wisconsin
Epsilon Trading, LLC	Delaware
MIPC, LLC	Delaware
MLT Inc.	Minnesota
Monroe Energy, LLC	Delaware
New Sky, Ltd.	Bermuda
None of Delta's subsidiaries do business under any names other than their corporate names, with the following exception:

▪	MLT Inc. conducts business as MLT Vacations Inc.

Certain subsidiaries were omitted pursuant to Item 601(21)(ii) of the SEC’s Regulation S-K.